Exhibit 16.1

Letterhead of KBA Group LLP

July 30, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


Commissioners:

We have read the statements that we understand ProFutures Diversified Fund, L.P. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

                                    Very Truly Yours,

                                    /s/ KBA Group LLP
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                                    KBA Group LLP